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                                                               Exhibit 12.1

HEALTH CARE REIT, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                          Year Ended December 31
                              ----------------------------------------------
                               1997       1996      1995      1994     1993
                               ----       ----      ----      ----     ----
                                                         (in thousands)
CONSOLIDATED EARNINGS:
Net income                     46,477    30,676    13,635    24,953    20,055


Add:
Interest Expense               15,366    14,635    12,752     9,684    10,817
Amortization of
  Loan Expenses                   720       808       752       638       328

                               ------    ------    ------    ------    ------
Consolidated Earnings          62,563    46,119    27,139    35,275    31,200

CONSOLIDATED FIXED CHARGES:
Interest Expense               15,366    14,635    12,752     9,684    10,817
Capitalized Interest            2,305       287
Amortization of
  Loan Expenses                             808       752       638       328
                               ------    ------    ------    ------    ------
Consolidated Fixed Charges     18,391    15,730    13,504    10,322    11,145
                               ======    ======    ======    ======    ======

Ratio                            3.40      2.93      2.01      3.42      2.80


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